UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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P.H. GLATFELTER COMPANY

(Name of Registrant as Specified In Its Charter)

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P. H. GLATFELTER COMPANY
96 South George Street, Suite 500
York, Pennsylvania 17401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

May 1, 2008

TO THE SHAREHOLDERS:

The 2008 Annual Meeting of the Shareholders of P. H. Glatfelter Company, a Pennsylvania corporation, will be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania, in the White Rose Room, on Thursday, May 1, 2008, at 10:00 am, to consider and act upon the following items:

•	the election of two members of the Board of Directors to serve for three-year terms expiring in 2011;
•	the amendment of the Company’s By-Laws to phase out the Company’s classified Board structure;
•	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and
•	such other business as may properly come before the Meeting.

Only holders of record of the Company’s common stock at the close of business on March 6, 2008 will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently plan to attend the Meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Meeting, even though you had previously submitted a proxy card.

Jeffrey J. Norton
Vice President,
General Counsel and Corporate
Secretary

March 21, 2008

P. H. GLATFELTER COMPANY

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors (the “Board”) of P. H. Glatfelter Company (the “Company”), 96 South George Street, Suite 500, York, Pennsylvania 17401, in connection with the 2008 Annual Meeting of the Shareholders of the Company (the “Annual Meeting” or “Meeting”) to be held on Thursday, May 1, 2008 at 10:00 a.m., 334 Carlisle Avenue, York, Pennsylvania, in the White Rose Room. This proxy statement and the accompanying proxy card are being mailed to the Company’s shareholders on or about March 21, 2008.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and act upon the following items:

•	the election of two members of the Board of Directors to serve for three-year terms expiring in 2011;

•	the amendment of the Company’s By-Laws to phase out the Company’s classified Board structure;

•	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008; and

•	such other business as may properly come before the Meeting.

Following the Meeting, the Company’s management will report on the Company’s business during the year ended December 31, 2007, and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of the Company’s common stock at the close of business on the record date, March 6, 2008, are entitled to receive notice of, and to vote at, the Meeting. Each holder of the Company’s common stock is entitled to one vote per share owned of record on all business presented at the Meeting, except that shareholders have cumulative voting rights with respect to electing Directors. Cumulative voting means that each shareholder is entitled to as many votes in electing Directors as is equal to the number of his or her shares of common stock multiplied by the number of Directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees as he or she sees fit. The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder, including any exercise of cumulative voting rights through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the proxy holders may use their discretionary authority to vote as they see fit, including to vote cumulatively.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you specify. If you are a holder of record of the Company’s common stock on the record date and attend the Meeting in person, you may deliver your completed proxy card or vote in person at the Meeting. Judges of election appointed by the Company will count the votes.

What constitutes a quorum?

A quorum is necessary to permit a particular matter to be considered and acted upon at the Meeting. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The Company had 45,167,030 shares of common stock outstanding on the record date.

What vote is required to elect a Director and to approve a proposal assuming there is a quorum?

Election of Directors. The two nominees for Director receiving the highest number of votes cast by shareholders will be elected to serve on the Board. Votes withheld (or abstentions) with respect to the election of a Director will not be voted with respect to such Director. Broker non-votes are not counted for purposes of the election of Directors. As described in further detail under “Corporate Governance and Board of Directors — Does the Company have a Majority-Voting Policy?,” on March 5, 2008, the Company’s Board of Directors amended the Company’s Governance Principles to include a majority-voting policy for the election of Directors to be effective at the 2008 Annual Meeting. Pursuant to the majority-voting policy, in an uncontested election, if a nominee for Director who is an incumbent Director receives a greater number of votes “withheld” from his or her election than votes “for” such election, and no successor has been elected at such meeting, the Director shall promptly tender his or her resignation following certification of the shareholder vote.

Ratification of the appointment of Deloitte & Touche LLP. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on this proposal. An abstention or a broker non-vote with respect to the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will not be counted for voting purposes on this proposal.

Amendment to By-Laws. The approval of the amendment of the Company’s By-Laws to phase out the Company’s classified Board structure requires the affirmative vote of a majority of the votes cast on this proposal. An abstention or a broker non-vote with respect to the amendment of the Company’s By-Laws to phase out the Company’s classified Board structure will not be counted for voting purposes on this proposal.

How does discretionary voting authority apply?

If you sign and return the accompanying proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card. Your shares will then be voted as recommended by the Board.

What is the Board’s recommendation?

The Board recommends a vote:

•	FOR election of its two nominees for Director, Nicholas DeBenedictis and J. Robert Hall;

•	FOR the approval of the amendment of the Company’s By-Laws to phase out the Company’s classified Board structure; and

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the Company’s Secretary, either a notice of revocation or a duly executed proxy bearing a later date. Your authorization of the proxy holders to vote your proxy will be revoked if you attend the Annual Meeting in person and request to change your vote, vote in person or revoke your proxy. Attendance at the Meeting will not by itself revoke a previously granted proxy.

Who bears the cost of solicitation of proxies?

The Company bears the cost of preparing, printing, assembling and mailing this proxy statement and other Board proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to the solicitation of proxies by mail, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by other means. These persons receive no special compensation for any solicitation activities.

When are shareholder proposals due for inclusion in the proxy statement for the 2009 Annual Meeting of Shareholders?

Proposals that a shareholder would like to present at the 2009 meeting must be submitted to the Company prior to the preparation of the annual proxy statement. To be included in the proxy statement for the Company’s 2009 Annual Meeting, shareholder proposals must be submitted in writing to the Company’s Secretary no later than November 24, 2008. The Company’s By-Laws prescribe the procedures shareholders must follow to bring business before shareholder meetings. To bring matters before the 2009 Annual Meeting, under the terms of the Company’s By-Laws, and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limit described above. Such notice must meet the Company’s By-Law requirements, and otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No shareholder proposals were submitted to the Company for presentation at the 2008 Annual Meeting.

How can a shareholder nominate Director candidates?

You may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for Director nominees will receive the same consideration by the Board’s Nominating and Corporate Governance Committee that all other nominations receive. Shareholders wishing to recommend a nominee for Director should submit such recommendation in writing, along with any supporting materials the shareholder deems appropriate, to the Secretary of the Company.

You may nominate a person for election to the Board, provided the recommendation is made in accordance with the procedures described herein and the Company’s By-Laws. To nominate a candidate for Director at the 2009 Annual Meeting, your notice of the nomination must be received by the Company’s Secretary no later than November 24, 2008. The notice must describe various matters regarding the nominee, including name, address, occupation and Company shares held, all as provided by the Company’s By-Laws. Copies of the Company’s By-Laws may be obtained free of charge from the Secretary of the Company.

OWNERSHIP OF COMPANY STOCK

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding ownership of Glatfelter’s outstanding common stock as of March 6, 2008 (except as otherwise noted) by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (ii) each Director and named executive officer; and (iii) all Directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.

Name of Beneficial	Shares Beneficially	Total Number of
Owner	Owned (1)	Shares Owned (1)		% of Class

Dimensional Fund Advisors LP	3,818,096	3,818,096	(2)	8.45%
FMR LLC	2,315,307	2,315,307	(3)	5.13%
Franklin Resources, Inc.	2,475,642	2,475,642	(4)	5.48%
Met Investors Advisory, LLC	2,652,426	2,652,426	(5)	5.87%
NWQ Investment Management Company, LLC	2,593,128	2,593,128	(6)	5.74%
Third Avenue Management, LLC	5,246,370	5,246,370	(7)	11.62%

Name of Beneficial		Directly	Indirectly		Outstanding Options	Total Number of
Owner	Position	Owned	Owned		to Purchase	Shares Owned (1)		% of Class

Kathleen A. Dahlberg	Director	6,625			7,500	14,125		*
Nicholas DeBenedictis	Director	4,277			4,000	8,277		*
George H. Glatfelter II	Chairman of the Board & CEO	40,218	243,771	(8)	199,134	483,123		1.07%
J. Robert Hall	Director	6,625			7,500	14,125		*
Richard C. Ill	Director	4,805			2,500	7,305		*
John P. Jacunski	Senior V. P. & CFO	3,000	911	(9)	7,167	11,078		*
Ronald J. Naples	Director	5,799			9,000	14,799		*
Jeffrey J. Norton	V. P., General Counsel & Secretary	0	570	(10)	4,934	5,504		*
Dante C. Parrini	Executive V. P. & COO	2,697	3,508	(11)	30,371	36,576		*
Martin Rapp	V. P. & General Manager, Composite Fibers Business Unit	0			4,134	4,134		*
Richard L. Smoot	Director	8,125			4,000	12,125		*
Lee C. Stewart	Director	6,625			7,500	14,125		*
All Directors and executive officers as a group (16 individuals)		88,796	253,216		313,941	655,953	(12)	1.45%

*	Less than 1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed.

(2)	Pursuant to a Schedule 13G/A filed on February 6, 2008, consists of shares beneficially owned, as of December 31, 2007, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP possesses sole voting and investment authority over all 3,818,096 shares. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment

Advisors Act of 1940. All 3,818,096 shares are owned by four investment companies registered under the Investment Company Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401.

(3)	Pursuant to a Schedule 13G filed on February 14, 2008, consists of shares beneficially owned as of December 31, 2007, and includes 409,100 shares to which FMR LLC (“FMR”) has sole voting power and 2,315,307 shares as to which FMR has sole dispositive power. The Schedule 13G was filed jointly by FMR and Edward C. Johnson 3d. Edward C. Johnson 3d is Chairman of FMR. Members of Mr. Johnson’s family are the predominant owners of Series B shares of FMR, representing 49% of the voting power of FMR and all Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Class B shares. As such, members of Mr. Johnson’s family may be deemed to be members of a controlling group with respect to FMR. The amounts beneficially owned by FMR include 1,848,607 shares beneficially owned by Fidelity Management & Research Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and a wholly-owned subsidiary of FMR; and 466,700 shares beneficially owned by Pyramis Global Advisors Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and an indirect wholly-owned subsidiary of FMR. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts, 02109.

(4)	Pursuant to a Schedule 13G filed on January 31, 2008, consists of shares beneficially owned, as of December 31, 2007, by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including Franklin Advisory Services, LLC. Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the principal shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FRI, the principal shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the Company’s securities. Franklin Advisory Services, LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Franklin Advisory Services, LLC possesses voting authority for 2,416,400 shares and investment authority over all 2,475,642 shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California, 94403.

(5)	Pursuant to a Schedule 13G filed on February 14, 2008, consists of shares beneficially owned, as of December 31, 2007, by Met Investors Advisory, LLC. Met Investors Advisory, LLC (“MetLife Investors”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, serves as investment manager of each series of Met Investors Series Trust (the “Met Trust”), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Met Trust, MetLife Investors has contracted with certain sub-advisers to make the day-to-day investment decisions for the certain series of the Met Trust. Accordingly, MetLife Investors generally does not have investment and/or voting power over the shares reported in this schedule. MetLife Investors and Met Trust report sharing investment and voting power for all shares reported as beneficially owned. Third Avenue Small-Cap Value Portfolio, a series of the Met Trust, a registered investment company under the Investment Company Act of 1940, has the right to receive dividends from and the proceeds from the sale of 2,652,426 of the shares reported by MetLife Investors. The address for Met Investor Advisory, LLC is 5 Park Plaza, Suite 1900, Irvine, California, 92614.

(6)	Pursuant to a Schedule 13G filed on February 14, 2008, consists of shares beneficially owned, as of December 31, 2007, by NWQ Investment Management Company, LLC. NWQ Investment Management Company, LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and has sole voting power with respect to 2,232,428 shares and sole dispositive power with respect to all 2,593,128 shares. This represents shares beneficially owned by clients of NWQ Investment Management Company, LLC, which may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients. The address for NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California, 90067.

(7)	Pursuant to a Schedule 13G filed on February 14, 2008, consists of shares beneficially owned, as of December 31, 2007, by Third Avenue Management LLC. Third Avenue Management LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and has sole voting and dispositive power for all shares beneficially owned. Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 2,196,177 of the shares reported by Third Avenue Management LLC. Met Investors Series Trust-Third Avenue Small Cap Portfolio, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 2,652,426 of the shares reported by Third Avenue Management LLC. Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 125,187 of the shares reported by Third Avenue Management LLC. Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 272,580 of the shares reported by Third Avenue Management LLC. The address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, New York, 10017.

(8)	Consists of approximately 3,771 shares held by Mr. Glatfelter in the Company’s 401(k) Plan and 240,000 shares held in trust as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership.

(9)	Consists of approximately 911 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(10)	Consists of approximately 570 shares held by Mr. Norton through the Company’s 401(k) Plan.

(11)	Consists of approximately 3,508 shares held by Mr. Parrini through the Company’s 401(k) Plan.

(12)	Consists of outstanding options to purchase 313,941 shares, which were exercisable as of March 6, 2008 or within 60 days from such date, 13,216 shares held by executive officers through the Company’s 401(k) Plan, 88,796 shares held directly and 240,000 shares held in trust pursuant to which George H. Glatfelter II acts as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership. See Notes 8 through 11.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2007 regarding the Company’s equity compensation plans.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(1)	(2)	(3)

Equity compensation plans approved by security holders	1,690,243	$14.42	729,748
Equity compensation plans not approved by security holders	—	—	—

Total	1,690,243	$14.42	729,748

(1)	Includes 700,270 non-qualified stock options, 505,173 restricted stock units (RSUs) and 484,800 stock-only stock appreciation rights (SOSARs).

(2)	Weighted-average exercise price is based on outstanding non-qualified stock option and SOSAR prices only.

(3)	Represents the securities remaining available for issuance under the 2005 Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Holders”), to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s records and other information, the Company believes that, in 2007, its Directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE. Filings for certain RSUs granted on March 7, 2007, were late because they were not made until March 14, 2007 for the following individuals, Timothy R. Hess-1,875 units; John P. Jacunski-2,188 units; Dante Parrini-2,500 units; Mark Sullivan-1,875 units and William T. Yanavitch II-1,563 units.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill two Director positions, each with three-year terms expiring on the date of the Company’s 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board proposes that Nicholas DeBenedictis and J. Robert Hall, who are currently serving as Directors of the Company, be re-elected as Directors for terms expiring in 2011. The nominees have consented to serve if elected to the Board.

If a nominee is unable to serve as a Director at the time of the Meeting, an event that the Board does not anticipate, the persons named in the accompanying proxy card will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of Directors accordingly.

Board of Directors

The following table sets forth information as to the nominees and the other persons who are to continue as Directors of the Company after the Annual Meeting. The officers referred to in the table are officers of the Company unless otherwise indicated.

Name,		Year
Principal Occupation and		First
Businesses		Elected
and Current Directorships	Age	Director

PROPOSAL 1: NOMINEES TO BE ELECTED FOR TERMS EXPIRING IN 2011

Nicholas DeBenedictis Mr. DeBenedictis has been the Chairman, Chief Executive Officer and Director of Aqua America, Inc. a publicly-traded water company, since May 1993. Mr. DeBenedictis also serves as a Director of Met-Pro Corporation and Exelon Corporation.	62	1995

J. Robert Hall Mr. Hall has been the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition related activities in the food industry, since 1998. From September 2007 to November 2007 he also served as Chief Executive Officer of Castro Cheese Company Inc.	55	2002

The Board believes that the election of each of the above nominees is in the best interests of the Company and its shareholders and recommends a vote FOR the proposal.

Directors continuing for terms expiring in 2009
George H. Glatfelter II Mr. Glatfelter’s positions with Glatfelter have been Chairman since April 2000; Chief Executive Officer since June 1998; President from June 1998 to February 2001. Mr. Glatfelter also serves as a Director of Met-Pro Corporation.	56	1992

Ronald J. Naples Mr. Naples has been the Chief Executive Officer and Director since October 1995 and Chairman, since 1997, of Quaker Chemical Corporation, a public, specialty chemical company serving the metalworking and manufacturing industries worldwide. He also serves as a Director of Glenmede Trust Company and is past Chairman of the Federal Reserve Bank of Philadelphia.	62	2000

Name,		Year
Principal Occupation and		First
Businesses		Elected
and Current Directorships	Age	Director

Richard L. Smoot Mr. Smoot has been retired since September 2002. Mr. Smoot was the Regional Chairman, PNC Bank, National Association, Philadelphia/South Jersey markets from December 2000 to September 2002. Mr. Smoot also serves as a Director of Aqua America Corporation.	67	1994

Directors continuing for terms expiring in 2010
Kathleen A. Dahlberg Ms. Dahlberg has been the Chief Executive Officer of 2Unify LLC, a communications company, since 2006. Ms. Dahlberg has been the Founder, President and Chief Executive Officer of Open Vision Partners (a private consortium of professionals bringing new technologies and businesses to market) and a business consultant on the application of new technologies for business improvement and process change since September 2001. Ms. Dahlberg was also the Vice President of Worldwide Restaurant Solutions at McDonald’s Corporation from 2002 to 2004.	55	2001

Richard C. Ill Mr. Ill has been the President, Chief Executive Officer and Director of Triumph Group, Inc., a public, international aviation services company since 1993. Mr. Ill is also a Director of Airgas, Inc.	64	2004

Lee C. Stewart Mr. Stewart has been associated with Daniel Stewart & Company, a private investment and equity bank located in London, England, since May 2001. Mr. Stewart is also a Director of AEP Industries, Inc., a Director of Marsulex, Inc. and a Director of ITC Holdings Corp.	59	2002

PROPOSAL 2: AMENDMENT TO BY-LAWS

The Company’s Board of Directors, after careful consideration and upon recommendation by our Nominating and Corporate Governance Committee has adopted, and recommends shareholder approval of, a proposal to amend Section 2.1 of the Company’s By-Laws to phase out the Company’s classified Board structure.

Section 2.1 of the Company’s By-Laws divides the Board of Directors into three classes serving staggered three-year terms. One class, consisting of approximately one-third of the total membership of the Board, stands for election at each annual meeting of shareholders. The proposed amendments to this section will phase out the provisions classifying the Board into three classes and phase in a Board where all members are elected on an annual basis.

To ensure a smooth transition to the new system, and to reflect the three-year terms to which current Directors were elected, the amendments will not shorten the term of any Director elected before the Company’s 2009 annual meeting of shareholders. The new procedures will apply to all Directors elected at the 2009 annual meeting of shareholders and thereafter. This means that the Directors who were elected at the 2006 annual meeting for three-year terms expiring in 2009, or their successors, will stand for election at the 2009 annual meeting for one-year terms, the Directors who were elected at the 2007 annual meeting for three-year terms expiring in 2010, or their successors, will stand for election at the 2010 annual meeting for one-year terms and the Directors who are elected at the 2008 annual meeting for three-year terms expiring in 2011, or their successors, will stand for election at the 2011 annual meeting for one-year terms. At the 2011 annual meeting and thereafter, all Directors will be subject to annual election.

If Proposal 2 is approved, Section 2.1 of the Company’s By-Laws could thereafter be amended in the same manner as any other section of the Company’s By-Laws, which is as follows: the Company’s By-Laws may be amended or repealed and new By-Laws may be adopted by the action of the Directors or by action of the Company’s shareholders, provided, however, that new By-Laws may not be adopted and the current By-Laws may not be amended or repealed in any way that limits indemnification rights, increases the liability of Directors or changes the manner or vote required for any such adoption, amendment or repeal, except by action of the shareholders.

The resolution to be presented for shareholder approval regarding the amendment to the Company’s By-Laws pursuant to Proposal 2 is attached as Appendix A to this proxy statement.

The Board believes that the amendment to Section 2.1 of the Company’s By-Laws to phase out the Company’s classified Board structure is in the best interests of the Company and its shareholders and recommends a vote FOR the proposal.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2008, subject to ratification by the Company’s shareholders. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2007.

A Deloitte representative is expected to attend the Annual Meeting, will be given the opportunity to make a statement if he or she chooses to do so, and will be available to respond to appropriate shareholder questions.

Why is the appointment of Deloitte being submitted for shareholder ratification?

On March 5, 2008, the Company’s Board of Directors amended the Company’s Governance Principles to include a requirement that the Audit Committee’s appointment of the Company’s independent registered public accounting firm shall be submitted to the Company’s shareholders for ratification each year. If the shareholders fail to ratify the Audit Committee’s selection, the Audit Committee will reconsider its selection of the independent auditors at such time and in such manner as the Audit Committee may determine in its sole discretion.

What did the Company pay its auditors in 2007 and 2006?

For the years ended December 31, 2007 and 2006, the aggregate fees billed to the Company by Deloitte were as follows:

	2007	2006

Audit Fees(1)	$2,031,365	$2,096,532
Audit-Related Fees(2)	—	15,000
Tax Fees(3)	247,950	314,995

Total Fees	$2,279,315	$2,426,527

All services rendered for the Company by Deloitte in 2007 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

(1)	Audit Fees — For professional services performed by Deloitte for the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees — For assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under footnote No. 1 above.

(3)	Tax Fees — For professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes tax planning, tax consultations and tax audit assistance.

The Board unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year 2008.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The Board of Directors and management of the Company are dedicated to effective corporate governance. The Board has adopted Governance Principles to provide a framework for governance of the Company. These Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx and available in print upon request directed to the Corporate Secretary’s Office, 96 South George Street, Suite 500, York, PA 17401-1434.

What is the composition of the Board?

The Board currently consists of eight members. In the Company’s Governance Principles, the Board has adopted the NYSE standards for determining the independence of Directors, which requires that a Director does not have a material relationship with the Company.

The Board has determined the following Directors to be independent and not to have any material relationship with the Company: Ms. Dahlberg and Messrs. DeBenedictis, Hall, Ill, Naples, Smoot and Stewart. The Board determined that Mr. Glatfelter II has a material relationship with the Company because he is the Chairman and Chief Executive Officer of the Company. Thus, Mr. Glatfelter is deemed not to be an independent Director by NYSE standards and the Company’s Governance Principles.

What committees has the Board established?

The Company’s Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee. The Board appoints the members of all of these standing committees and their Chairpersons at its organizational meeting following the Company’s Annual Meeting.

The Board has adopted a written charter for each of its standing committees, all of which are posted on the Company’s website at www.glatfelter.com/about_us/corporate_governance/committees.aspx, and available in print upon request directed to the Corporate Secretary’s Office, 96 South George Street, Suite 500, York, PA 17401-1434.

Audit Committee. The Audit Committee currently consists of four Directors: Messrs. Hall (Chair), DeBenedictis, Ill and Naples. In the opinion of the Board, all four Audit Committee members meet the Director independence requirements set forth in the listing standards of the NYSE and the applicable rules and regulations of the SEC in effect on the date this proxy statement is first mailed to shareholders. The Board has determined that, based on their experience, Messrs. DeBenedictis, Hall, Ill and Naples are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards. The Audit Committee held 7 meetings during 2007.

In accordance with its Board-approved Charter, the Audit Committee:

•	is directly responsible for the appointment, replacement, if necessary, oversight, and evaluation of the Company’s independent auditors, which report directly to it, which appointment is submitted to the Company’s shareholders for ratification at the Annual Meeting each year;

•	has the sole responsibility for pre-approving all audit and non-audit services provided by the Company’s independent auditors and fees related thereto pursuant to its Pre-Approval policy;

•	reviews the Company’s audited consolidated financial statements contained in its annual reports on Form 10-K, and the financial information contained in its quarterly reports on Form 10-Q, and management’s discussion and analysis of financial conditions and results of operations contained in the periodic reports and discusses them with management and the independent registered public accounting firm prior to filing with the SEC;

•	reviews with management and the independent auditors the Company’s earnings press releases prior to their release to the public;

•	discusses any significant changes to the Company’s accounting policies;

•	reviews the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	provides guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters;

•	monitors compliance with legal prohibitions on loans to Directors and executive officers of the Company;

•	establishes clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters; and

•	participates in the annual performance evaluation of the Manager of Internal Audit.

The Audit Committee has the authority to retain special legal, accounting, or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention.

Compensation Committee. The Compensation Committee currently consists of five Directors: Ms. Dahlberg (Chair), and Messrs. DeBenedictis, Naples, Smoot and Stewart. In the opinion of the Board, all five Compensation Committee members meet the Director independence requirements set forth in the NYSE listing standards in effect on the date this proxy statement is first mailed to shareholders. The Compensation Committee held 9 meetings during 2007.

In accordance with its Board-approved charter, the Compensation Committee is responsible for discharging the Board’s duties related to compensation of the Company’s executives and also reviews, recommends for approval by the Board and oversees the Company’s management incentive and equity-based incentive compensation plans, defined benefit and contribution plans, and other welfare benefit plans. In addition to, or in furtherance of, the Compensation Committee’s functions described above, the Compensation Committee:

•	recommends to the Board an executive compensation policy that is designed to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, align executives’ interests with those of the Company’s shareholders and provide reasonable and competitive compensation opportunities;

•	reviews and approves periodically a general compensation policy and salary structure for executives and other key employees of the Company and its subsidiaries, which considers business and financial objectives, industry and labor market best practices and such other information as it may deem appropriate;

•	annually reviews and recommends to the independent members of the Board corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), and manages and executes the evaluation process conducted by the independent members of the Board of the CEO in light of these goals and objectives;

•	reviews and recommends to the independent members of the Board the CEO’s compensation, including salary, bonus, and other incentive and equity-based compensation, based on the evaluation of the CEO’s performance;

•	reviews and approves annually, with the CEO’s involvement, the salaries and equity-based grants, as well as discretionary cash awards, for the Company’s non-CEO executives;

•	establishes individual target award levels for incentive compensation payments to the Company’s non-CEO executives, in relation to Board-established financial target(s) or other performance measures for such incentive compensation, recommends to the Board whether such financial target(s) or other performance measures have been achieved, and approves the payment of incentive compensation upon Board determination that such targets or measures have been met;

•	reviews the Compensation Discussion & Analysis and recommends to the Board that the Compensation Discussion & Analysis be included in the proxy statement;

•	reviews and recommends to the Board any modifications of the non-employee Directors’ compensation program; and

•	reviews and approves the annual profit sharing plans.

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors, and routinely holds executive sessions without management.

The Chair of the Compensation Committee is responsible for leadership of the Committee and sets meeting agendas. The Committee may form subcommittees and delegate authority to them, as it deems appropriate. The meetings of the Compensation Committee are regularly attended by the CEO and the Committee’s independent compensation consultant, but the Committee usually meets in executive session at each meeting.

The CEO gives performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO’s recommendations with the assistance of a compensation consultant and approves the compensation of the executive officers (other than the CEO) based on such deliberations. In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management, present and then provides this recommendation to the independent members of the Board for approval in executive session. The CEO, the Vice President of Human Resources & Administration, and the Vice President, General Counsel & Secretary generally attend, and the Senior Vice President & Chief Financial Officer occasionally attends, Compensation Committee meetings but none are present for executive sessions or any discussion of their own compensation.

The Committee has engaged Compensation Strategies, Inc., an independent executive compensation consulting firm, to provide advice and assistance to the Committee and to management in the area of executive and non-employee Director compensation for the Company. The consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments. The consultant conducts regular reviews of total compensation of the Company’s executive group, based on the process described in the Compensation Discussion & Analysis contained elsewhere in this proxy statement, for review by management, and by the Committee, in determining the appropriate levels of compensation for each executive.

The consultant also conducts regular reviews of total compensation of the Company’s non-employee Directors and assists the Committee in the development of recommended changes in such compensation for approval by the Board of Directors. The consultant also provides advice to the Committee and management with respect to other executive and Board compensation issues that might arise throughout the year. During 2007, the scope of the consultant’s assignment included advising the Committee on the design of the MIP and long-term incentive programs for 2007 and for 2008, as discussed in the Compensation Discussion & Analysis; Section 409A reviews; and participation in the review and revision of the change in control employment agreements with certain of the Company’s officers.

Finance Committee. The Finance Committee currently consists of three Directors: Messrs. Stewart (Chair), Glatfelter and Hall. The Finance Committee provides advice to the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. Specifically, the Finance Committee is charged with:

•	the review and recommendation for approval by the Board of the Company’s operating and capital budgets;

•	the review of the performance of the Company’s pension funds and approval of the Company’s recommendations regarding investment objectives, strategies and/or managers as warranted;

•	the review of the range of investment vehicles ava ilable to participants under the Company’s 401(k) Plan and the availability of Company stock as an investment option under the 401(k) Plan;

•	overseeing development and monitoring execution of the Company’s financial policies, including financial objectives, strategies and plans and the execution thereof, exclusive of accounting and other matters, which are within the oversight responsibilities of the Audit Committee; and

•	convening, at the request of the Board, for the purposes of providing insight and guidance on other issues of financial significance, including any long-term financial plans of the Company.

The Finance Committee held 5 meetings during 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of five Directors: Mr. Smoot (Chair), Ms. Dahlberg, and Messrs. DeBenedictis, Hall and Stewart. In the opinion of the Board, all five members of the Nominating and Corporate Governance Committee meet the Director independence requirements as set forth in the NYSE listing standards in effect on the date this proxy statement is first mailed to shareholders. The Nominating and Corporate Governance Committee:

•	provides advice to the Board regarding all corporate governance matters (including the Company’s Code of Business Conduct and the Code of Business Ethics for the CEO and Senior Financial Officers);

•	makes nominations of Directors and officers of the Company;

•	makes recommendations to the Board regarding the Board’s size and composition and the tenure and retirement age of Directors;

•	reviews the qualifications of candidates for the Board and recommends to the Board the nominees for election to the Board at each annual meeting;

•	considers nominees recommended by shareholders;

•	nominates persons to fill vacancies on the Board occurring between annual meetings;

•	nominates Directors for committee membership and committee chairpersons;

•	reviews and approves related party transactions; and

•	reviews and approves Company contributions to affiliated persons or entities and Company contributions in excess of $25,000, per year to any other person or entity.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. When evaluating whether to recommend an individual for election or re-election to the Board, the Nominating and Corporate Governance Committee will consider, at a minimum and in accordance with the Company’s Governance Principles, the nominee’s independence, availability of sufficient time to serve on the Company’s Board and the possession of such knowledge, experience, skills, expertise, wisdom, integrity, business acumen, understanding of the Company’s business environment and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. Shareholders wishing to recommend a nominee for election to the Board should follow the procedures set forth on page 2 of this proxy statement.

The Committee periodically reviews and oversees orientation programs for newly elected Directors and continuing education programs for incumbent Directors. The Committee also reviews shareholder proposals and Director nominations submitted for presentation at the annual meeting and proposed responses from the Board, and makes recommendations to the Board concerning Board procedures. The Nominating and Corporate Governance Committee is charged with developing and recommending corporate governance principles to the Board and reviewing these principles for appropriateness and compliance with SEC and NYSE requirements. The Nominating and Corporate Governance Committee reviews the senior management organization and succession plan and makes nominations to the Board for election of officers.

The Nominating and Corporate Governance Committee has the authority to retain Director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. No third party Director search firms were engaged in 2007. The Nominating and Corporate Governance Committee held 3 meetings during 2007.

How may shareholders communicate with the Company’s Board or the non-management Directors of the Company?

You may submit any written correspondence to the Board or any individual Director (whether management or non-management), c/o Corporate Secretary’s Office, 96 South George Street, Suite 500, York, PA 17401-1434. You can also call the Company’s Integrity Helpline (1-800-346-1676).

The Company’s Board has approved a process whereby the Office of the Corporate Secretary will regularly forward any and all communications received on behalf of the Board or individual Directors to the Board or the respective Director and the Chair of the Committee responsible for the matter addressed in the communication. All communication that relates to concerns regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee promptly upon receipt with a copy to the addressee.

Does the Company have a majority-voting policy?

On March 5, 2008, the Company’s Board of Directors amended the Company’s Governance Principles to include a majority-voting policy for the election of Directors, effective at the 2008 Annual Meeting. Pursuant to the majority-voting policy, in an uncontested election, if a nominee for Director who is an incumbent Director receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), and no successor has been elected at such meeting, the Director shall promptly tender his or her resignation following certification of the shareholder vote. In an uncontested election, if a nominee for Director who is not an incumbent Director receives at any meeting for the election of Directors at which a quorum is present a Majority Withheld Vote (but does receive the requisite plurality vote), the nominee will be deemed to have been elected to the Board and to have immediately resigned. To be eligible to stand for election, each person who agrees to be nominated must also agree, in writing, to be bound by this provision.

In the event of a Majority Withheld Vote, the Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board as to whether or not to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. In making their determinations, the Nominating and Corporate Governance Committee and the Board may consider any factors or other information that they consider appropriate or relevant. Thereafter, the Board will promptly disclose its decision whether or not to accept the Director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release or filing with the SEC. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether or not to accept the resignation. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same meeting, then the remaining independent Directors who did not receive a Majority Withheld Vote shall consider the resignations and determine whether or not to accept them. If the Directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignations, provided, however, that each Director’s resignation will be acted upon separately and no Director may participate in the Board action regarding whether or not to accept his or her resignation. A Director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, or if a nominee for Director who is not an incumbent Director is deemed to have been elected and to have immediately resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s By-Laws or may amend the Company’s By-Laws to decrease the size of the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether or not it should fill the vacancy or amend the Company’s By-Laws to reduce the size of Board.

What is the Company’s policy regarding Director attendance at the Annual Meeting?

While the Company does not have a formal policy regarding Director attendance at the Annual Meeting of Shareholders, the Company’s Directors, including persons nominated for election at the Annual Meeting, generally attend the Annual Meeting.

How often did the Board meet during 2007?

The Board held 7 meetings during 2007. The standing committees established by the Board held a total of 24 meetings in 2007. Each of the incumbent Directors attended at least 75% of the aggregate of the meetings of the Board and Board committees on which he or she served in 2007. Non-management Directors meet in regularly scheduled executive sessions (without management), at which the Chair of the Nominating and Corporate Governance Committee presides.

Where can additional Corporate Governance and related information be obtained?

Our corporate website (www.glatfelter.com) includes a Corporate Governance page consisting of, among others, our Governance Principles and Code of Business Conduct, a listing of our Board of Directors and Executive Officers, Nominating, Audit and Compensation Committees of the Board of Directors and their respective Charters, Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter, our “whistle-blower” policy and other related material. We intend to satisfy the disclosure requirement for any future amendments to, or waivers from, our Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on our website. We will provide a copy of the Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers, without charge, to any person who requests one, by calling (717) 225-2724.

DIRECTOR COMPENSATION

How are Directors compensated?

Base Compensation. Effective May 1, 2006, non-employee Directors received an annual retainer fee of $27,000, two thirds of which consisted of shares of the Company’s common stock with an equivalent market value on the grant date, with the balance paid in cash. In addition to the annual retainer, non-employee Directors were paid in cash $2,000 for attendance at the annual Board retreat, $1,500 for each Board meeting and $1,000 for each committee meeting they attended. Non-employee Directors serving as committee chairpersons were paid an additional $5,000 (in cash) annually for their service. In addition, each non-employee Director received an annual restricted stock unit award valued at $15,500, rounded to the nearest whole share, on the grant date that will vest over a three-year period. The Company’s non-employee Directors compensation policy was revised on May 1, 2007. Directors currently receive an annual retainer fee of $35,000, two thirds of which consists of shares of the Company’s common stock with a market value on the grant date, with the balance paid in cash. In addition to the annual retainer, non-employee Directors are paid $2,000 for attendance at the annual Board retreat, $1,500 for Board meetings and $1,500 for committee meetings they attend. Non-employee Directors serving as committee chairpersons are paid an additional $5,000 (paid in cash) annually for their service, with the exception of the Audit Committee and Compensation Committee chairpersons who receive $10,000 annually for their service. In addition, each non-employee Director receives an annual restricted stock unit award valued at $30,000 on the grant date that will vest over a three-year period. As with the prior Director compensation program, all accrued, but unpaid, Director cash compensation payments are made on each May 1st and November 1st.

Deferred Compensation. Pursuant to the Company’s Deferred Compensation Plan for Directors (the Deferred Compensation Plan), every year each Director may elect to defer 50%, 75% or 100% of his or her annual retainer paid to such Director for serving on the Board, but not including any fees paid to a Director for attending meetings of the Board or any committee of the Board or for serving as a chairperson of a committee of the Board. No such elections were made with respect to fees earned in 2007.

For previous deferral elections, the Company has credited a deferred fee account with phantom shares of the Company’s common stock (stock units) on the date the retainer would otherwise have been paid. The number of stock units credited to a Director’s deferred account is the amount of the deferred fee divided by the fair market value of the Company’s common stock on such date. Additional stock units are credited to each Director’s account when dividends are paid on the Company’s common stock as of any such dividend payment date. Generally speaking, the Deferred Compensation Plan provides that a Director will be entitled to receive a cash payment equal to the value of the stock units credited to his or her account following termination of such Director’s service on the Board. Directors also have the option to elect, at the time of deferral, payment in five annual installments following termination of service as a Director. In accordance with transition rules with respect to tax law changes under Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”), Directors were given a one-time opportunity to make new distribution elections in 2007, including to elect payment of their accounts as of a designated date prior to termination of service as a Director.

Benefits.  Each non-employee Director is covered by the Company’s Directors’ and officers’ liability insurance, as well as the Company’s travel accident insurance.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

2007
	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($) (4)	($)

Kathleen A. Dahlberg	49,669	40,959	0	1,158	91,788
Nicholas DeBenedictis	49,169	40,959	0	1,158	91,288
J. Robert Hall	50,169	40,959	0	1,158	92,288
Richard C. Ill	30,169	40,959	0	1,158	72,288
Ronald J. Naples	39,669	40,959	0	1,158	81,788
Richard L. Smoot	42,169	40,959	0	1,158	84,288
Lee C. Stewart	38,669	40,959	0	1,158	80,788

(1)	The amounts include the cash portion of annual retainer fees as well as meeting fees and chairmanship fees.

(2)	The amounts listed above reflect the dollar value recognized, in accordance with FAS 123R for financial statement reporting purposes during 2007, for all existing awards of restricted stock units. The method used in the calculation of these amounts is included in footnote 11 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. In 2007, each non-employee Director received 1,561 shares of the Company’s common stock, which was issued to pay 2/3 of the annual retainer and had an aggregate grant date fair value of $23,331, and 2,153 restricted stock units (“RSUs”) with a grant date fair value of $29,991. At December 31, 2007, the aggregate number of outstanding RSUs held by each non-employee Director was: Ms. Dahlberg — 4,300; Mr. DeBenedictis — 4,300; Mr. Hall — 4,300; Mr. Ill — 4,300; Mr. Naples — 4,300; Mr. Smoot — 4,300 and Mr. Stewart — 4,300.

(3)	At December 31, 2007, the aggregate number of outstanding stock options held by each non-employee Director was: Ms. Dahlberg — 7,500; Mr. DeBenedictis — 4,000; Mr. Hall — 7,500; Mr. Ill — 2,500; Mr. Naples — 9,000; Mr. Smoot — 4,000 and Mr. Stewart 7,500.

(4)	Represents dividend equivalents paid to the non-employee Directors during 2007. The Directors earn dividend equivalents on their outstanding RSUs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview of Compensation Program Objectives and Design

The Company’s compensation program for the Named Executive Officers (“NEOs”) is designed to attract, retain, and motivate highly qualified executives. In order to accomplish these objectives, the program consists of several forms of compensation, including base salary, annual incentives, long-term incentives, limited perquisites, and benefits. The Company believes that structuring total compensation opportunities that are competitive and that target the 50th percentile of market levels will allow these objectives to be attained. A significant portion of each NEO’s compensation opportunity consists of annual and long-term variable compensation that is contingent on the achievement of specific Company financial goals, reflects individual performance, and is designed to align the NEOs’ interests with those of the Company’s shareholders. Variable compensation opportunity differs among the NEOs and generally increases with increased responsibility within the Company. In addition, the mix of annual and long-term incentive compensation varies among the NEOs in that the relative weighting of long-term incentive compensation is greater for greater levels of responsibility. The Company’s annual compensation is cash-based, while long-term compensation is intended to consist of both cash and equity-based awards (for fiscal year 2007, however, long-term incentive awards were entirely equity-based, as discussed below). The Company does not have specific allocation goals between cash and equity-based compensation or between annual and long-term incentive compensation; instead, the Company relies on the process described below in its determination of compensation levels for each NEO.

In order to determine competitive market levels, the Compensation Committee reviews total compensation levels for similarly situated executives of a group of peer companies and with reference to certain broader-based market data, compiled by Compensation Strategies, Inc., the Committee’s independent compensation consultant. This review is performed annually with respect to the CEO and CFO positions and every other year with respect to other executives. However, if market compensation levels with respect to the CEO or CFO are found to have changed substantially in the off-years, a full review of all positions is conducted. A review of CEO and CFO compensation only was conducted for fiscal year 2007. Consistent with standard practices, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the market. In determining appropriate individual compensation levels for the NEOs, the Committee considers this competitive market compensation data, including information ranging from the 25th to the 75th percentiles, as well as the individual’s tenure, experience, and particular set of skills as well as individual and Company performance. Compensation levels for all NEOs, except the CEO, are approved by the Committee based on the recommendation of the CEO. In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management, present and then provides this recommendation to the independent members of the Board for approval in executive session. All subsequent references to action by the Compensation Committee assume without further reference that the independent members of the Board act with respect to CEO compensation in accordance with the recommendation of the Committee.

The group of peer companies used in the review of total compensation levels consists of publicly traded companies with annual revenues ranging from approximately $250 million to $6.5 billion that compete against the Company’s products, are from the broader paper and packaging industries, or compete for the same executive talent, including other companies headquartered in south central Pennsylvania. The group was developed by the Committee’s compensation consultant and approved by the Committee. The Committee reviews the make-up of the group on an annual basis with the assistance of its compensation consultant. Since the Company competes for executive talent with a broad range of companies and industries, the companies in this group are not necessarily the same as those appearing in the peer group that is included in the Company’s performance graph in the Company’s Annual Report to shareholders. Each company included in the group, and whether it also appears in the performance graph, is shown below:

Performance
Graph
Compensation Peer Group	Peer Group

AVERY DENNISON CORP	No
BOWATER INC (1)	Yes
BUCKEYE TECHNOLOGIES INC	No
CALGON CARBON CORP	No
CARAUSTAR INDUSTRIES INC	No
CHESAPEAKE CORP	No
CSS INDUSTRIES INC	No
CULP INC	No
DENTSPLY INTL INC	No
DIXIE GROUP INC	No
GREIF INC	No
HARSCO CORP	No
LYDALL INC	No
MEADWESTVACO CORP	No
NASHUA CORP	No

Performance
Graph
Compensation Peer Group	Peer Group

PACKAGING CORP OF AMERICA	No
PIONEER COMPANIES INC	No
POPE & TALBOT INC	No
POTLATCH CORP	No
RAYONIER INC	No
ROCK-TENN CO	No
SCHWEITZER-MAUDUIT INTL INC	Yes
SONOCO PRODUCTS CO	No
TREX CO INC	No
WAUSAU PAPER CORP	Yes

(1)	On October 29, 2007, Abitibi-Consolidated Inc. and Bowater Incorporated merged.

For 2008, the Committee has continued to target the 50th percentile of market levels for the NEOs in order to continue to attract, retain, and motivate highly qualified executives. The NEOs’ 2007 levels of compensation were below the 50th percentile of the market as a group. The Committee has approved certain increases to compensation levels for the NEOs for 2008, as described below. Given the increase in annual revenues of the Company associated with the recent acquisitions, the Committee has taken steps over the past two years to bring compensation levels closer to the 50th percentile of the market.

Base Salary

The Committee’s policy is to set salaries for the NEOs at levels that are sufficient to attract and retain high-caliber individuals, based on the relative value of each position as measured against the market, as discussed above. The Committee targets NEOs’ base salaries at the 50th percentile of the market for their respective assignments, with the ability to set actual base salaries based on an assessment of each NEO’s tenure, experience, and skill set as well as individual and Company performance and competitive and internal equitable considerations. Base salaries are reviewed and approved annually (typically in the first quarter of the calendar year) by the Committee.

For 2007, base salary increases for the Company’s NEOs ranging from 3.0% to 20.0% were approved by the Committee and became effective as of February 1, 2007. Such adjustments reflect the Committee’s assessment of individual performance, achievement of business objectives, a market analysis conducted by the Committee’s independent compensation consultant for the executive’s position, and the Committee’s desire to retain leadership skills necessary to execute the Company’s business strategy. As a group, the NEOs’ adjusted base salaries were somewhat below the 50th percentile of the market for 2007.

For 2008, base salary increases for the Company’s NEOs also ranging from 3.0% to 20.0% were approved by the Committee and became effective as of February 1, 2008. As with the prior year, the adjustments reflect the Committee’s assessment of individual performance, achievement of business objectives, a market analysis conducted by the Committee’s independent compensation consultant for the executive’s position, and the Committee’s desire to retain leadership skills necessary to execute the Company’s business strategy. As a group, the NEOs’ adjusted base salaries remained somewhat below the 50th percentile of the market.

Annual Incentives

The Committee currently provides an annual incentive opportunity to the NEOs under the Company’s Management Incentive Plan (“MIP”). The MIP is designed to encourage the NEOs, as well as other eligible executives and key employees, to increase the performance of the Company through annual cash incentive bonuses. The Committee targets annual incentive bonus opportunities under the MIP at the 50th percentile of the market for the NEOs, with the ability to set actual opportunities based on an assessment of each NEO’s tenure, experience and skill set, as well as individual and Company performance and competitive and internal equitable considerations. The objectives of the MIP are to assure that incentive bonus awards represent at-risk compensation, to reward the NEOs and other eligible employees on the basis of corporate financial results on an annual basis, and to provide an incentive bonus award that is competitive with the market for each position. Incentive bonus opportunities are set annually and potentially represent a significant portion of total compensation.

For 2007, the Committee established Operating Net Income (which consists of net income excluding after-tax pension income and gains from the sale of timberlands as well as certain unusual, non-recurring items) as the single performance metric for payment of bonuses under the MIP. The Committee established threshold, target, and maximum Operating Net Income performance levels for the MIP. The amount actually received by the participants is dependent on the extent of achievement of such performance levels. Under this design, no payments will be made under the MIP if the threshold Operating Net Income is not attained. The target level of Operating Net Income (the level at which target bonuses would be paid) for 2007 was consistent with the target level used for 2006 (which was not achieved) and was based on the level of Operating Net Income needed to reach certain ten-year historical performance levels of competitor companies, many of which were in the Compensation Peer Group described above. Therefore, the Company believes the Operating Net Income performance levels were set at realistic, yet aggressive, levels. For the NEOs, target bonus opportunities for 2007 ranged from 45% to 75% of base salary. Based on advice received from the Committee’s compensation consultant regarding market practices, payments for achievement of the threshold performance level would result in payments equal to 50% of the target opportunities, or 22.5% to 37.5% of base salary, and achievement of the maximum performance level would result in payments equal to 200% of the target opportunities, or 90% to 150% of base salary. In addition, all payments to the NEOs under the MIP are based entirely on Operating Net Income performance of the Company; no portion of the MIP payment is based on individual performance of each NEO. However, the Committee has the authority to reduce payments under the MIP based on the Committee’s assessment of individual performance during the year, with the approval of the independent members of the Board of Directors in the case of the CEO. No such reductions were made for 2007.

Based on 2007 results (which excluded certain increases to the Company’s reserves relating to environmental matters at Fox River and the benefits of an international tax law change), bonuses were paid to the NEOs at 67% of target under the MIP. The NEOs’ target bonuses, as a percentage of base salary, were approximately equivalent to the 50th percentile of the market; however, given the below-market base salaries described above, target bonus opportunities, as a dollar amount, were also somewhat below the 50th percentile of the market.

For 2008, the Company has continued to use Operating Net Income as the performance metric for the MIP, although the Company is considering the possible use of additional metrics with respect to certain officers of the Company. However, the target performance level of Operating Net Income has been set at a level consistent with the Company’s business plan and represents a double-digit percentage increase in the target level over 2007. Target bonus percentages for the NEOs remain unchanged from 2007, with the exception of the CEO, whose target bonus percentage was increased to 80% of base salary. Payment amounts for achievement of the threshold performance level have also remained at 50% of the target opportunities, and achievement of the maximum performance level would result in payments equal to 200% of the target opportunities.

Long-Term Incentives

The Company’s approved long-term incentive program with respect to the NEOs and other executives includes restricted stock units (RSUs), a cash-based long-term incentive plan (cash LTIP), and stock-only stock appreciation rights (SOSARs). The program is designed to retain the NEOs and other executives and to focus their attention on the long-term performance of the business. The Committee targets the value of the long-term incentive awards at the 50th percentile of the market for the NEOs, with the ability to set actual award levels based on an assessment of each NEO’s tenure, experience, and skill set, as well as individual and Company performance and competitive and internal equitable considerations. Under this long-term incentive program, RSUs are designed to represent approximately 20% of each NEO’s total long-term incentive, the cash LTIP represents approximately 40%, and SOSARs represent approximately 40%. RSUs are intended to create strong incentives for the NEOs and other executives to maximize shareholder value and, at the same time, provide an incentive to remain through the full vesting date of the awards. In order to provide additional cash payments to NEOs and other executives during the vesting period, those who have been awarded RSUs receive cash payments equal to the dividends paid on an equivalent number of shares of Company common stock. The reduced weighting for RSUs relative to prior years (from 2/3 of total long-term incentive value) is intended to reflect a shift toward a more performance-based focus and to address current retention concerns given expected market and industry conditions, while still providing an appropriate level of retention within the program. The RSUs were granted on March 7, 2007, ranged from 1,600 to 7,300 for the NEOs, and vest ratably, with one-third of the units vesting on the third, fourth, and fifth anniversaries of grant, with all shares being delivered at the time of final vesting.

The introduction of SOSARs in 2007 provides a direct linkage to shareholders through awards the value of which is entirely dependent on appreciation in the Company’s stock price from the date the awards are granted. The SOSARs were granted on March 7, 2007, ranged from 12,400 to 51,400, have an exercise price equal to the Company’s closing common stock price on the date of grant, have a ten-year expiration term, and vest ratably, with one-third of the SOSARs vesting on the first, second, and third anniversaries of the date of grant. This vesting schedule ensures that recipients remain employed with the Company for an appropriate length of time prior to being able to exercise the SOSARs. Upon exercise of a vested SOSAR, the recipient will receive shares of Company common stock with a value equal to the appreciation of the Company’s common stock from the date of grant. The re-pricing of SOSARs is not permitted under the Company’s 2005 Long-Term Incentive Plan. The cash LTIP is intended to provide performance-based cash awards to participants if the Company achieves preset financial targets by the end of a specified multi-year period and also to reduce the annual share usage and dilution under the Company’s 2005 Long-Term Incentive Plan. The Company believes this combination of long-term incentive vehicles and their weightings provides the appropriate balance of performance-based and retention-based grants as well as stock-based and cash-based grants. However, due to the timing of the completion of a long-term strategic review, the implementation of the cash LTIP was postponed until 2008 and an additional grant of SOSARs was made to the NEOs (ranging from 14,400 to 59,600) and the other executives on December 19, 2007, equal to the 40% of total long-term incentive value that was intended to be delivered under the cash LTIP award. The value of the NEO’s long-term incentive compensation awards for 2007 was approximately equivalent to the 50th percentile of the market. In addition, on March 7, 2007, the Committee granted discretionary awards in the form of RSUs under the Company’s 2005 Long-Term Incentive Plan for 2006 performance to three of the NEOs ranging from 2,188 to 3,750. These awards were in addition to the Company’s long-term incentive program (as described above), vest ratably, with one-third of the units vesting on the first, second, and third anniversaries of the date of grant, and are intended to provide additional retention as well as to provide additional incentives to maximize shareholder value.

For 2008, grants ranging from 2,170 to 9,100 RSUs and from 15,390 to 64,500 SOSARs were made to the NEOs on March 5, 2008, with terms consistent to those described above. The 2008 cash LTIP will provide cash payments following the close of a three-year period ending with fiscal year 2010 if certain pre-set Operating Net Income and Return on Capital Employed goals are reached. The Operating Net Income portion of the cash LTIP represents 40% of the total award, while the remaining 60% is dependent on Return on Capital Employed performance. The target performance goals are consistent with the Company’s long-term strategic objectives and are intended to represent realistic, yet aggressive, performance levels. Target opportunities for the NEOs range from $76,230 to $319,000. Payment amounts for achievement of the threshold performance levels will equal 50% of the target opportunities, and achievement of the maximum performance levels would result in payments equal to 150% of the target opportunities. The value of the NEO’s long-term incentive compensation awards for 2008 is also approximately equivalent to the 50th percentile of the market.

It has been the Company’s practice to make grants under the long-term incentive program at the Committee and Board meetings that occur in March of each year. With respect to recently hired individuals, grants are made at the next Committee and/or Board meeting following hire.

Share Ownership Guidelines

The Company has established share ownership guidelines for its NEOs and certain other executives in order to further enhance alignment with shareholders. The share ownership guidelines require the CEO to own shares of Company stock with a market value between three and four times the CEO’s base salary. The other NEOs are required to own shares with a market value between one and three times their base salaries, depending on their position. The guidelines give executives up to five years to reach their respective level of share ownership. Shares owned directly by the executive, unvested RSUs, shares held in a Section 401(k) or deferred compensation account, and 50% of any appreciation on unexercised vested options are counted toward meeting the guidelines.

Other Benefits

The Company has entered into Change-in-Control Employment Agreements with each of the NEOs, as well as certain other executives of the Company, the terms of which are discussed on pages 33 through 36 of this proxy statement. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of these executives despite the possibility, threat, or occurrence of a change in control of the Company. These agreements are intended to diminish the inevitable distraction of the executive due to the uncertainties and risks created by a threatened or pending change in control and to provide the executive with compensation arrangements upon a change in control that provide the executive with financial security and which are competitive with those of other comparably situated companies.

In order to allow recipients to participate in a change in control along with shareholders, upon a change in control of the Company (as defined in the agreements), all outstanding RSUs that have been held for at least 6 months will become immediately and unconditionally vested, and the restrictions with respect to such RSUs shall lapse. All outstanding stock options and SOSARs will become immediately exercisable upon a change in control of the Company (as defined in the agreements).

The Company has a Supplemental Executive Retirement Plan (SERP) consisting of two benefits for certain NEOs and certain other executives who have been selected by the Compensation Committee for participation. The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Pension Plan, which is intended to restore that portion of the Pension Plan’s benefit that cannot be paid from that Plan due to legal limitations on the compensation and total benefits payable thereunder. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Pension Plan, as elected by the participant at the time he or she first becomes a participant. The second benefit, known as the “FAC Pension,” pays a monthly pension benefit equal to a designated percentage of the participant’s final average compensation (as defined below), offset by the actuarially equivalent value of the participant’s benefits under the Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the Restoration Pension. The designated percentage is 2% multiplied by the participant’s years of credited service under the Pension Plan, but not in excess of 55%. The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Company’s Compensation Committee, as a single sum. The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date. Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement, which generally includes salary as listed on the Summary Compensation Table plus paid bonus.

The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits. The first benefit is known as the MIP Adjustment Supplement. In prior years, the terms of the Company’s Management Incentive Plan, which was adopted as of January 1, 1994, and amended as of January 1, 2000 (the “Former MIP”) permitted a participant to defer a portion of his or her MIP bonus. Such deferred MIP bonus is not included in determining the participant’s final average compensation under the Pension Plan. However, for eligible executives a pension supplement (the “MIP Adjustment Supplement”) is paid from the Company’s Supplemental Management Pension Plan. The MIP Adjustment Supplement is, generally speaking, equal to the difference between the participant’s Pension Plan benefit and his or her Pension Plan benefit if it had been determined by taking into account a deferred MIP bonus. Executives who participate in the Company’s SERP, described above, are not eligible for the MIP Adjustment Supplement. The second benefit, known as the Early Retirement Supplement, is available to certain management and executive employees, who are not eligible for the FAC Pension under the SERP, who retire from employment with the Company on or after age 55 but prior to age 65, normal retirement age under the Company’s tax-qualified Pension Plan. The Pension Plan permits a participant who retires early to receive a reduced monthly early retirement pension that begins immediately following retirement, or to postpone commencement of the pension until a later date, but not later than normal retirement age. If the participant agrees to postpone commencement of his or her Pension Plan pension until at least 36 months following early retirement (or, if earlier, until his or her normal retirement date following attainment of age 65) (the “Deferred Pension Plan Commencement Date”), then the Early Retirement Supplement will pay a supplemental benefit during the postponement period. The Early Retirement Supplement is equal to the monthly amount of the Pension Plan pension (or the sum of the Pension Plan pension and the Restoration Pension under the SERP, if applicable) payable on the Deferred Pension Plan Commencement Date in the form of a single life annuity. The benefit begins on the first day of the month on or next following early retirement and continues for 36 months (or until normal retirement date) when the deferred Pension Plan pension begins to be paid. There is a limited benefit payable for the surviving spouse if the participant dies before the end of the 36-month payment period.

Certain NEOs and other executives are eligible for limited executive perquisites. These perquisites include annual physicals and dining and country club dues and are offered in order to be minimally competitive with the market and to continue to attract and retain highly qualified executive talent.

Deductibility of Executive Compensation

Certain awards made under the Company’s 2005 Long-Term Incentive Plan and the 2005 Management Incentive Plan will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Internal Revenue Code. However, while the Company has put in place procedures to help maximize tax deductibility, in order to design compensation programs that address the Company’s needs, the Company has not established a policy that mandates that all compensation must be exempt from the Section 162(m) deduction limitation. The Company expects that any amounts to be paid pursuant to the 2007 awards under the 2005 Management Incentive Plan or received from the exercise of options or SOSARs will be exempt from the Section 162(m) deduction limitation as performance-based compensation.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 16 through 20 of this proxy statement (the “Compensation Discussion and Analysis”) with the management of the Company.

Based on the review and discussions describe above, the Compensation Committee has recommended to the Company’s Board that the Company’s Compensation Discussion and Analysis be included in the Company’s proxy statement for the Annual Meeting.

The information disclosed in the Company’s Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Kathleen A. Dahlberg (Chair)
Nicholas DeBenedictis
Ronald J. Naples
Richard L. Smoot
Lee C. Stewart

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2007 other than the Chief Executive Officer and the Chief Financial Officer.

								Change in
								Pension Value
								and Non
							Non-Equity	Qualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)		($) (1)	($) (2)	($) (3)	($) (4)	Earning ($) (5)	($) (6)	Total ($)

George H. Glatfelter II	2007	579,085		0	333,981	137,284	295,148	648,915	40,368	2,034,781
Chairman & Chief Executive	2006	541,183		137,619	293,709	0	630,000	3,592	31,124	1,637,227
Officer

John P. Jacunski	2007	291,509		0	86,102	57,421	108,884	7,000	12,140	563,056
Senior Vice President & Chief	2006	241,801		39,641	60,099	0	130,000	12,000	8,249	491,790
Financial Officer

Dante C. Parrini	2007	409,164		0	163,729	98,557	182,461	99,000	27,842	980,753
Executive Vice President &	2006	349,320		69,441	123,240	0	330,000	32,000	22,740	926,741
Chief Operating Officer

Jeffrey J. Norton	2007	239,850		0	47,727	39,522	72,342	15,000	8,127	422,568
Vice President, General	2006	233,250		33,695	30,912	0	80,000	N/A	5,591	383,448
Counsel & Secretary

Martin Rapp (7)	2007	340,373		0	30,091	33,121	108,512	191,000	18,217	721,314
Vice President & General	2006	135,942	(8)	201,645	14,316	0	N/A	N/A	1,141	353,044
Manager Composite Fibers Business Unit

(1)	The amount reflects a discretionary bonus award granted for 2006 performance. Mr. Rapp’s bonus amount for 2006 includes $54,828 as a sign-on bonus and a bonus for 2006, the amount of which was guaranteed pursuant to the terms of Mr. Rapp’s employment agreement.

(2)	The amounts reflect the dollar value recognized, in accordance with FAS 123R, for financial statement reporting purposes during 2007 and 2006 for all existing awards of RSUs. The method used in the calculation of these amounts is included in footnote 11 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. RSUs earn dividend equivalents, with payment made on the payment date for dividends declared on the Company’s common stock.

(3)	The amounts reflect the dollar value recognized, in accordance with FAS 123R, for financial statement reporting purposes during 2007 for all outstanding SOSAR awards. As described under Grant of Plan-Based Awards below, two SOSAR grants were made during 2007 (March and December). Assumptions used in the calculation of these FAS 123R amounts are as follows:

	March	December

Dividend Yield	2.26%	2.44%
Risk-free Rate of Return	4.5%	4.06%
Volatility	32.80%	31.01%
Term	6 years	6 years

(4)	The 2007 amounts reflect cash payments under the Company’s 2005 Management Incentive Plan (the “MIP”). See discussion of the MIP in the Compensation Discussion and Analysis on pages 17 through 18 of this proxy statement. The 2006 amounts reflect cash payouts triggered by the vesting of performance-based awards granted as part of the long-term incentive plan (the “2004 LTIP”) established in April 2004 under the Company’s 1992 Key Employee Long Term Incentive Plan.

(5)	For each of the named executive officers other than Mr. Glatfelter, the amounts reflect the actuarial increase in the present value of such named executive officer’s benefits under all pension plans established by the Company determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not be currently entitled to receive because such amounts are not vested. For Mr. Glatfelter, the 2007 amount represents a $645,000 actuarial increase in the present value of his benefits under all pension plans established by the Company and $3,915 of above-market interest earned on deferred compensation. The entire 2006 amount for Mr. Glatfelter represents above-market interest earned on deferred compensation. See Nonqualified Deferred Compensation on page 28 of this proxy statement. Mr. Glatfelter’s deferred compensation is credited quarterly with interest based on the prime rate at Morgan Guaranty Trust Company of New York. Above market interest was calculated by subtracting the interest Mr. Glatfelter’s deferred compensation would have earned in a given year if the rate of interest was equal to 120% of the applicable long-term federal rate for such year with compounding from the actual interest earnings credited to such deferred compensation in such year.

(6)	Other compensation for 2007 and 2006 includes the following:

	401(k)		RSU
	Match	Perquisites	Dividends	Other	Total

2007

Glatfelter	$3,375	$0	$36,968	$25	$40,368
Jacunski	3,728	0	8,412	0	12,140
Parrini	3,875	7,884	16,083	0	27,842
Norton	3,726	0	4,401	0	8,127
Rapp	0	13,692	3,157	1,368	18,217

2006

Glatfelter	1,813	0	29,286	25	31,124
Jacunski	2,633	0	5,616	0	8,249
Parrini	3,300	7,884	11,556	0	22,740
Norton	3,206	0	2,385	0	5,591
Rapp	0	1,141	0	0	1,141

The amount included in the “Perquisites” column for Mr. Parrini represents country and dining club dues paid in 2007 and 2006 by the Company. The amount included in the “Perquisites” column for Mr. Rapp for 2007 and 2006 represents a car allowance.

The amount included in the “Other” column for Mr. Glatfelter is an annual $25 payment for membership in Glatfelter’s Quarter Century Club. The amount included in the “Other” column for Mr. Rapp for 2007 represents life insurance policy premiums paid by the Company on his behalf.

(7)	Mr. Rapp’s cash compensation is paid in Euros (€) and amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2007 of 1.3707. Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was €99,206 for 2006 and €246,826 for 2007. Mr. Rapp joined the Company in August of 2006.

(8)	Represents Mr. Rapp’s salary from August 2006 (when he joined the Company) through December 2006.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards in 2007:

					All Other		All Other		Grant Date
					Stock Awards:		Option Awards:	Exercise or	Fair Value
					Number of		Number of	Base Price	of Stock
		Estimated Possible Payouts			Shares of		Securities	of Option	and Option
		Under Non-Equity Incentive Plan (1)			Stock or Units		Underlying	Awards	Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#) (2)		(#) (3)	($/Share)	($)

Glatfelter	02/20/08	221,250	442,500	885,000
	03/07/07				11,050	(4)			176,137
	03/07/07						51,400	15.94	257,000
	12/19/07						59,600	14.78	251,512

Jacunski	02/20/08	81,622	163,245	326,490
	03/07/07				5,288	(4)			84,291
	03/07/07						21,500	15.94	107,500
	12/19/07						24,900	14.78	105,078

Parrini	02/20/08	136,778	273,555	547,000
	03/07/07				7,700	(4)			122,738
	03/07/07						36,900	15.94	184,500
	12/19/07						42,800	14.78	180,816

Norton	02/20/08	54,230	108,459	216,918
	03/07/07				1,900				30,268
	03/07/07						14,800	15.94	74,000
	12/19/07						17,100	14.78	72,162

Rapp	02/20/08	75,514	151,028	302,056
	03/07/07				1,600				25,504
	03/07/07						12,400	15.94	62,000
	12/19/07						14,400	14.78	60,768

(1)	The amount shown represent awards under the Company’s Management Incentive Plan. Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown. In 2007, the Company’s operating net income resulted in a MIP payment equal to 66.7% of target. See discussion in Compensation Discussion and Analysis beginning on page 17 of the proxy statement.

(2)	The amounts shown reflect grants of RSUs under the Company’s 2005 Long-Term Incentive Plan.

(3)	The amounts shown reflect grants of SOSARs under the Company’s 2005 Long Term Incentive Plan.

(4)	As described on page 18 of the proxy statement, for each NEO, represents two separate grants of RSUs made on March 7, 2007: one grant as part of the Company’s 2007 long-term incentive program and a discretionary RSU award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards as of December 31, 2007:

	Option Awards					Stock Awards
	Number of Securities					Stock			Market Value of
	Underlying Unexercised		Option	Option		Award		Number of Shares or	Shares or Units of
	Options (#)		Exercise	Expiration		Grant		Units of Stock That	Stock That Have
Name	Exercisable	Unexercisable	Price ($)	Date		Date		Have Not Vested (#)	Not Vested ($) (4)

Glatfelter	39,400	0	13.28	12/14/09		4/7/04	(1)	13,334	204,144
	79,000	0	15.47	12/17/11		3/9/05	(1)	18,867	288,854
	63,600	0	13.70	12/16/12		6/7/06	(1)	26,100	399,591
	0	51,400	15.94	03/07/17	(5)	3/7/07	(2)	7,300	111,763
	0	59,600	14.78	12/19/17	(6)	3/7/07	(3)	3,750	57,413

Jacunski	0	21,500	15.94	03/07/17	(5)	4/7/04	(1)	1,966	30,099
	0	24,900	14.78	12/19/17	(6)	3/9/05	(1)	3,933	60,214
						6/7/06	(1)	7,600	116,356
						3/7/07	(2)	3,100	47,461
						3/7/07	(3)	2,188	33,498

Parrini	2,171	0	12.34	12/17/08		4/7/04	(1)	3,500	53,585
	15,900	0	12.95	12/18/10		3/9/05	(1)	9,867	151,064
	0	36,900	15.94	03/07/17	(5)	6/7/06	(1)	13,600	208,216
	0	42,800	14.78	12/19/17	(6)	3/7/07	(2)	5,200	79,612
						3/7/07	(3)	2,500	38,275

Norton	0	14,800	15.94	03/07/17	(5)	5/16/05	(1)	3,733	57,152
	0	17,100	14.78	12/19/17	(6)	6/7/06	(1)	5,200	79,612
						3/7/07	(2)	1,900	29,089
	0	12,400	15.94	03/07/17	(5)	8/1/06	(1)	5,200	79,612

Rapp	0	14,400	14.78	12/19/17	(6)	3/7/07	(2)	1,600	24,496

(1)	Represents RSUs which vest ratably, with one third of the units vesting on each December 31st of the second, third and fourth full year after they are awarded, with all shares delivered at the time of final vesting.

(2)	Represents RSUs which were granted pursuant to the Company’s 2007 long-term incentive program and vest ratably, with one third of the units vesting on each anniversary date of the third, fourth and fifth full year after they are awarded, with all shares delivered at the time of final vesting.

(3)	Represents RSUs which were issued pursuant to a discretionary grant and vest ratably, with one third of the units vesting on each anniversary date of the first, second and third full year after they are awarded, with all shares delivered at the time of final vesting.

(4)	Calculated based on the closing price of the Company’s common stock on December 31, 2007 ($15.31).

(5)	Represents SOSARs granted on March 7, 2007, which vest ratably, with one third of the grant vesting on each anniversary date of the first, second and third full year after they are awarded. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 18 of this proxy statement.

(6)	Represents SOSARs granted on December 19, 2007, which vest ratably, with one third of the grant vesting on each anniversary date of the first, second and third full year after they are awarded. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 18 of this proxy statement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning options exercised and stock vested during fiscal 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting		Vesting
	(#)	($)	(#)		($)

Glatfelter	20,000	13,575	22,766	(1)	348,547
Jacunski	0	0	3,934	(2)	60,230
Parrini	0	0	8,433	(3)	129,109
Norton	0	0	1,867	(4)	28,584
Rapp	0	0	0		0

(1)	Represents 13,333 shares that vested on December 31, 2007 but delivery of which, pursuant to terms of the award, is deferred until the final tranche of the award vests on December 31, 2008, and 9,433 shares that vested on December 31, 2007 but delivery of which, pursuant to terms of the award, is deferred until the final tranche of the award vests on December 31, 2009.

(2)	Represents 1,967 shares that vested on December 31, 2007 but delivery of which, pursuant to terms of the award, is deferred until the final tranche of the award vests on December 31, 2008, and 1,967 shares that vested on December 31, 2007 but delivery of which, pursuant to terms of the award, is deferred until the final tranche of the award vests on December 31, 2009.

(3)	Represents 3,500 shares that vested on December 31, 2007 but delivery of which, pursuant to terms of the award, is deferred until the final tranche of the award vests on December 31, 2008, and 4,933 shares that vested on December 31, 2007 but delivery of which, pursuant to terms of the award, is deferred until the final tranche of the award vests on December 31, 2009.

(4)	Represents shares that vested on December 31, 2007 but delivery of which, pursuant to terms of the award, is deferred until the final tranche of the award vests on December 31, 2009.

PENSION BENEFITS

The following table sets forth information concerning pension benefits during fiscal year 2007.

			Present Value
		Number of Years	of Accumulated		Payments During
		Credited Services	Benefit		Last Fiscal Year
Name	Plan Name	(#)	($) (1)		($)

Glatfelter	Pension Plan	31	639,000		0
	SERP	31	2,843,000		0
Jacunski	Pension Plan	4	28,000		0
	SMPP	4	12,000		0
Parrini	Pension Plan	10	102,000		0
	SERP	10	259,000		0
Norton	Pension Plan	3	39,000		0
	SMPP	3	11,000		0
Rapp	Pension Plan	5	0		0
	Contractual Agreement	5	191,000	(2)	0

(1)	For all NEOs, except Mr. Rapp, present value calculations are based on a 6.25% discount rate, a 0.00% postretirement COLA rate, RP-2000 mortality projected to 2010, age 62 retirement, and no preretirement decrements. Mr. Rapp’s present value calculation is based on a 6.10% discount rate, a 2.00% postretirement COLA rate, Heubeck Richtafeln 2005G mortality, age 65 retirement, and no preretirement decrements.

(2)	Mr. Rapp’s years of credited service include four years of pre-participation service that were granted under his contractual agreement. The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this four-year service credit is $153,000.

As of December 31, 2007, Mr. Jacunski was not eligible for the FAC Pension and therefore is entitled to receive a pension determined under the Pension Plan, together with, as applicable, the Restoration Pension and the MIP Adjustment Supplement. However, on December 31, 2007, he had not yet fulfilled the five year vesting requirement under the Company’s pension plans. A description of the various plans follows.

What employee retirement plans has the Company established for Directors and Executive Officers?

SERP
	Pension		FAC
	Plan	Restoration	Pension	SMPP

Glatfelter	√	√	√
Jacunski	√			√
Parrini	√	√	√
Norton	√			√
Rapp

As of December 31, 2007, all of the NEOs except Mr. Rapp were eligible for the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the “Qualified Pension Plan”). In addition, Messrs. Glatfelter and Parrini were eligible for both the FAC (final average compensation) and Restoration portions of the Company’s Supplemental Executive Retirement Plan, and Messrs. Jacunski and Norton were eligible for the Early Retirement Supplement portion of the Company’s Supplemental Management Pension Plan. Finally, Mr. Rapp was eligible for a pension benefit through a special contractual agreement between him and the Company.

The following describes all of these benefit plans/arrangements in further detail.

Qualified Pension Plan. All eligible salaried employees of the Company participate in the Qualified Pension Plan. This is a tax-qualified defined benefit pension plan.

Salaried employees who were plan participants on January 1, 2007 are eligible for a normal retirement pension beginning at age 65 equal to:

•	1.4% of the participant’s final average compensation multiplied by his or her years of benefit service (to a maximum of 25), plus

•	0.5% of final average compensation for each year of benefit service in excess of 25.

Final average compensation generally means the average of the participant’s eligible compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yields the highest average. However, if a participant does not have five consecutive calendar years of compensation, then final average compensation is determined by dividing compensation over the entire period of participation by the number of years (and fractions of years) in such period.

Eligible compensation generally includes salary as listed on the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $225,000 for 2007). Eligible compensation does not include any Management Incentive Plan bonus that the participant elects to defer.

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year. Early retirees at or after age 62 with 30 or more years of benefit service can receive an unreduced early retirement pension. Mr. Glatfelter is currently eligible for a reduced early retirement benefit under the Qualified Pension Plan.

The foregoing benefit formula based on final average compensation does not apply to new hires on and after January 1, 2007, who instead participate under a new “cash balance” formula. None of the listed executives participate under the new benefit formula.

Qualified Pension Plan interests generally vest upon the first to occur of five years of service or the employee reaching 55 years of age. As of December 31, 2006, however, the plan was amended to fully vest all participants on that date. All of the listed executives (except Mr. Rapp, who does not participate in the Qualified Pension Plan) became fully vested on that date.

Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (“SERP”) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company’s Compensation Committee for participation therein.

The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan, which is intended to restore that portion of the Qualified Pension Plan’s benefit that cannot be paid from that plan due to legal limitations on the compensation and total benefits payable thereunder. In response to tax law changes under IRC Section 409A, the Restoration Pension will be amended to generally provide for payment in a single sum within 60 days following attainment of later of age 55 or retirement.

The second benefit, known as the “FAC Pension,” pays a benefit equal to 2% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of benefit service under the Qualified Pension Plan. This calculated amount is then offset by the actuarially equivalent value of the participant’s benefits under the Qualified Pension Plan, as well as certain Company-sponsored nonqualified defined benefit pension arrangements (including the Restoration Pension if applicable).

Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement. Eligible compensation generally means the salary and annual incentive bonus amounts listed in the Summary Compensation Table.

The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. Mr. Glatfelter is currently eligible for an early-retirement FAC Pension benefit.

The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse. In response to tax law changes under IRC Section 409A, the choice to receive the FAC Pension as a single sum with the approval of the Compensation Committee will be eliminated. Participants were given the opportunity, under IRS transition rules, to make an irrevocable election to receive distribution of the FAC Pension in a single sum. Other changes will be made to the FAC Pension to address Section 409A compliance prior to the end of 2008.

In response to tax law changes under IRC Section 409A, the MIP Adjustment Supplement will be amended to provide for payment of this benefit in a single sum within 60 days following retirement or termination of employment (or six months following retirement or termination of employment in the case of a participant who is a “key employee” under IRS rules). Participants were given the opportunity, under IRS transition rules, to elect a different time for distribution of the MIP Adjustment Supplement. Also, it is anticipated that changes will be made to the Early Retirement Supplement benefit to address Section 409A compliance prior to the end of 2008. These changes will include the delay of payment for six months in the case of participants considered “key employees” under IRS rules.

Supplemental Management Pension Plan. The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits.

The first benefit, known as the MIP Adjustment Supplement provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan, taking into account any Management Incentive Plan bonus that the participant elected to defer. (In prior years, the terms of the Company’s Management Incentive Plan, which was adopted as of January 1, 1994, and amended as of January 1, 2000, permitted a participant to defer a portion of his or her MIP bonus. Such deferred MIP bonus is not included in determining the participant’s final average compensation under the Pension Plan.)

The second benefit, known as the Early Retirement Supplement, provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan. In order to be eligible for this benefit an otherwise eligible management employee assigned to a global or US corporate function must elect to defer commencement of his or her Qualified Pension Plan benefit until three years after retirement from the Company. The participant is then eligible to receive three years of “bridge” pension payments from date of retirement until his or her benefit commencement under the Qualified Pension Plan, in an amount equal to such amount payable from the Qualified Pension Plan.

Distribution of any SMPP benefit (MIP Adjustment Supplement or Early Retirement Supplement) to a participant who is a “key employee” under IRS rules must, under IRC Section 409A, be delayed until six months following retirement or termination. Also, it is anticipated that changes will be made to the Early Retirement Supplement benefit to address Section 409A compliance before final IRS guidance takes effect.

Mr. Rapp’s Contractual Agreement. Mr. Rapp is covered under a special arrangement with the Company put in place during 2007. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his “pensionable income” multiplied by his years of service (including the pre-service period from August 1, 2002 through July 31, 2006). “Pensionable income” is the average of his base pay plus bonus for the five years immediately preceding his retirement.

Mr. Rapp is eligible for an early retirement benefit under his special arrangement after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year.

Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information concerning nonqualified deferred compensation of the NEOs:

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($) (1)	($)	($)

Glatfelter	0	0	14,630	0	195,108

(1)	Of the $14,630 in interest earned in 2007, $3,915 was reported as above-market earnings on deferred compensation in the Summary Compensation Table on page 21 of this proxy statement.

The Nonqualified Deferred Compensation table above provides information about deferral elections under the P.H. Glatfelter Company Management Incentive Plans, effective January 1, 1982, as amended (the “1982 MIP”). Pursuant to the deferred compensation component of the 1982 MIP, certain executive officers were entitled to defer receipt of any portion of the incentive awards made under the 1982 MIP and irrevocably elect a time for future payment in accordance with deferral terms and options established by the Compensation Committee. Mr. Glatfelter, who deferred payment of an award he received under the MIP for the 1985 plan year until 2016, is the only NEO who has a deferred award under the 1982 MIP. Under the 1982 MIP, the amount of deferred awards is adjusted by crediting the cumulative deferred awards with interest at the end of each calendar quarter. Pursuant to the 1982 MIP, for each calendar quarter, Mr. Glatfelter’s deferred award is credited with interest earned for the quarter at an interest rate equal to the prime rate on the last business day of the quarter at the Morgan Guaranty Trust Company of New York. If Mr. Glatfelter’s deferred award is paid during a quarter, interest on the accumulated award will be accrued at the rate prevailing at the end of the previous quarter. Mr. Glatfelter’s deferred award will be paid within 30 days of the date stipulated on his election form. The payment of Mr. Glatfelter’s deferred award may be accelerated if necessary upon the approval of the Board’s Compensation Committee. However, if Mr. Glatfelter separates from the Company, the deferred award will be paid as stipulated on his election form. If Mr. Glatfelter dies before all awards are paid out, the unpaid amounts will be paid in a lump sum to his designated beneficiary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Except for Mr. Rapp, the NEOs have Change in Control Employment Agreements with the Company but do not have employment agreements with the Company. The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO’s employment under several different circumstances. The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company.

Termination Not in Connection with a Change in Control

Severance. Outside items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the change in control context, discussed below, the Compensation Committee or the independent Directors of the Board may authorize additional severance benefits, although they are not obligated to do so. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Pension Benefits. A general description of each pension plan in which the NEOs participate, the years of service credited and the present value of each NEO’s accumulated pension benefit are included on page 19 of this proxy statement. In addition to the Pension Plan, Messrs. Glatfelter and Parrini participate in the SERP and Messrs. Jacunski and Norton participates in the SMPP. Neither the SERP nor the SMPP are available on a non-discriminatory basis to salaried employees generally.

SMPP. In the event of termination under any circumstance on December 31, 2007, Messrs. Jacunski and Norton would not be entitled to an Early Retirement Supplement under the SMPP because both of them would have been under the age of 55 at the time of termination. Messrs. Jacunski and Norton have not accrued any benefit under the MIP Adjustment Supplement.

SERP. The table below sets forth the various monthly payments that Messrs. Glatfelter and Parrini (or, in certain circumstances, their spouses) would be entitled to receive for their lifetimes upon termination, as of December 31, 2007, under several different circumstances.

Termination Payments Under SERP

	Termination Other
	than Upon Death or		Termination as a
Name	Disability		Result of Death (1)	Disability (2)

Glatfelter	$22,000	(3)	$17,000	$27,000

Parrini	0	(4)	$1,000	$5,000

(1)	Represents survivor benefit payable to the NEO’s spouse for her lifetime.

(2)	Represents FAC pension benefit payable beginning upon reaching the age of 62. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches 55, if the participant requests, but the monthly FAC Pension amount would be reduced at the rate of 2.5% per year for each year between the participant’s age 62 normal retirement date and his early benefit commencement date.

(3)	This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following the commencement of benefits, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

(4)	Mr. Parrini was under 55 years of age on December 31, 2007, so voluntary termination would result in his forfeiture of any benefits under the SERP. This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following benefit commencement, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Deferred Compensation. As permitted by the Former MIP, Mr. Glatfelter has deferred his receipt of the payment of an award he previously earned under the MIP until 2016. The last column of the Nonqualified Deferred Compensation table on page 28 of this proxy statement reports Mr. Glatfelter’s aggregate balance at December 31, 2007.

In the event of his termination, Mr. Glatfelter is entitled to receive the amount in his account. None of the other NEOs have deferred compensation.

2005 Management Incentive Plan. The awards made to NEOs in 2007 under the 2005 Management Incentive Plan were subject to a performance period that ended on December 31, 2007. If an NEO’s employment had terminated on December 31, 2007 and the performance goals to which the 2006 awards were subject had been achieved, then the NEO would have been entitled to the payment of his full award under the 2005 Management Incentive Plan. In the event that an NEO’s employment terminates during a performance period set for an award granted under the 2005 Management Incentive Plan, his award will be forfeited, except such award will be prorated to reflect the period of service in the event the termination is a result of his retirement, disability or death.

Stock Options. With regard to the outstanding stock options held by Messrs. Glatfelter and Parrini, if Mr. Glatfelter or Parrini retires prior to the expiration of the stock options, those options exercisable on the date of his retirement will remain exercisable until the first to occur of the third anniversary of his retirement or the expiration of the stock options. In the event that Messrs. Glatfelter or Parrini dies after retirement, options exercisable on the date of his death will remain exercisable by his legal representative until the first to occur of first anniversary of the date of his death or the expiration of such options. Based on a $15.31 closing price of the Company’s common stock on December 31, 2007 (the last trading day of 2007), Mr. Glatfelter and Mr. Parrini would have realized a value of $182,329 and $43,964 had they each retired on December 31, 2007 and immediately exercised all of their in-the-money options.

SOSARs & RSUs.

RSUs. Each of the NEOs holds RSUs granted under the Company’s 2005 Long-Term Incentive Plan. If the NEO ceases to be an employee of the Company for any reason (voluntary or involuntary), other than death, disability or retirement, then nonvested RSUs are forfeited. If, subsequent to vesting of the RSUs, the NEO ceases to be an employee for any reason other than as a result of termination for cause (as defined in the RSU award certificate), death, disability or retirement, the restrictions with respect to the vested RSUs shall continue until they would otherwise have lapsed if such employment had not terminated. However, if, subsequent to vesting of the RSUs, the NEO is terminated for cause, all outstanding RSUs, whether vested or nonvested, are forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested RSUs shall vest equal to a percentage, the numerator of which equals the number of days that has elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period, and the Company will issue in the NEO’s name or in the name of the NEO’s legal representatives, beneficiaries or heirs, as the case may be, in payment for the RSUs with respect to which all restrictions have lapsed that number of shares of the Company’s common stock equal to the number of RSUs with respect to which all restrictions have lapsed. All unvested RSUs on the date of such death, disability or retirement will be forfeited. The table below sets forth the value of RSUs for which vesting accelerates based upon termination as a result of disability, death or retirement on December 31, 2007 (calculated based on the closing price of the Company’s common stock on December 31, 2007 ($15.31)):

Disability/Death/
Retirement ($)

Glatfelter	589,832
Jacunski	144,259
Parrini	274,646
Norton	79,850
Rapp	42,168

SOSARs. Each of the NEOs holds SOSARs granted under the Company’s 2005 Long-Term Incentive Plan. If an NEO ceases to be an employee of the Company for reasons other than death, disability, retirement or involuntary termination for cause (as defined in the SOSAR award certificate) (an “Other Termination”), then, for a period of ninety days following such Other Termination, the NEO may exercise any SOSARs that vested prior to such Other Termination. All unvested SOSARs on the date of such Other Termination will be immediately and irrevocably forfeited. If the Company terminates the NEO’s employment for cause, then all outstanding SOSARs, whether vested or unvested, will be immediately and irrevocably forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested SOSARs shall vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period and all vested SOSARs will be exercisable for three years from the date of such death, disability or retirement. In the event that the vesting set forth above yields a fractional number of SOSARs, the number of SOSARs subject to vesting in any given year will be rounded down to the nearest number of SOSARs. All unvested SOSARs (after giving effect to the foregoing sentence) on the date of such death, disability or retirement will be immediately and irrevocably forfeited. The table below sets forth the value of SOSARs for which vesting accelerates as a result of death, disability or retirement on December 31, 2007. Amounts represent the difference between the exercise price of each NEO’s SOSARs and the closing price of Company’s common stock on December 31, 2007 ($15.31).

Disability/Death/
Retirement ($)

Glatfelter	633
Jacunski	265
Parrini	455
Norton	182
Rapp	153

Employment Agreement with Martin Rapp. Mr. Rapp entered into an employment agreement with the Company, dated June 21, 2006. Mr. Rapp’s employment agreement does not provide for severance benefits in the event of termination. However, the employment agreement does include a one-year post-contractual covenant not to compete in the event Mr. Rapp’s employment terminates prior to his reaching age 65. As compensation for the covenant not to compete, Mr. Rapp receives 50% of his last base salary. If Mr. Rapp’s employment terminated on December 31, 2007, he would have received approximately $182,199 in compensation for abiding by the non-compete. Breach of the non-compete entitles the Company to a payment from Mr. Rapp equal to 50% of his last base salary. Mr. Rapp’s employment agreement requires six months’ notice prior to termination.

Change in Control

Set forth in the table below are the amounts of compensation payable to each NEO upon termination by the Company for cause, termination by the NEO without good reason, termination by the NEO for good reason, termination by the Company other than for cause, death or disability, and termination in the event of disability or death of the NEO. The amounts set forth in the table below assume a change in control as of December 31, 2007, and termination of each executive upon the change in control. The information set forth in the table below is based on the Change in Control Agreements in effect on December 31, 2007. On March 7, 2008, the NEOs executed new Change in Control Employment Agreements, which are described below.

Potential Payments Upon a Termination of Employment Following a Change in Control (1)

		Cash Payment of	Cash Payment of			Value of
	Cash	Present Value of	Unvested Section	Present Value of	Excise Tax	Unvested
Executive/Type of	Severance	Incremental Pension	401(k) Company	Welfare Benefits	Gross-Up	SOSARs &
Termination	Payment ($)	Benefit ($) (1)	Match ($) (2)	Continuation ($) (3)	($)	RSUs ($) (4)	Total ($) (5)

George H. Glatfelter II
Death	—	—	—	—	—	1,093,337	1,093,337
Disability	—	—	—	—	—	1,093,337	1,093,337
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	1,093,337	1,093,337
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	2,320,476	—	—	46,263	—	1,093,337	3,460,076

John P. Jacunski
Death	—					300,841	300,841
Disability	—	—	—	—	—	300,841	300,841
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	300,841	300,841
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	712,001	—	3,487	28,635	—	300,841	1,044,964

Dante C. Parrini
Death	—	—	—	—	—	553,420	553,420
Disability	—	—	—	—	—	553,420	553,420
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	553,420	553,420
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	1,050,031	994,000	—	40,498	959,439	553,420	3,597,389

Jeffrey J. Norton
Death	—	—	—	—	—	174,921	174,921
Disability	—	—	—	—	—	174,921	174,921
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	174,921	174,921
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	583,128	—	4,363	38,038	—	174,921	800,450

Martin Rapp (6)
Death	—	—	—	—	—	111,740	111,740
Disability	—	—	—	—	—	111,740	111,740
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	111,740	111,740
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	—	—	—	—	—	111,740	111,740

(1)	Represents actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table above.

(2)	Represents value of unvested portion of Section 401(k) Company match.

(3)	Based on current type of coverage and premium levels.

(4)	Assumes full vesting and exercise on December 31, 2007.

(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table, deferred compensation balances as listed in the Nonqualified Deferred Compensation table, or the value of vested options, SOSARs, or RSUs.

(6)	No change in control employment agreement in effect for 2007.

Change in Control Employment Agreements. As of December 31, 2007, the Company had entered into Change in Control Employment Agreements with each of Messrs. Glatfelter, Jacunski, Parrini and Norton. Under the agreements, each employee would become entitled to additional payments and benefits if his employment was terminated under certain conditions within two years following a change in control of the Company. Under the agreements, each employee’s employment with the Company would continue for two years from the date of a change in control. During such period, the employee would continue in a position at least equal to the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control. In the event of a termination following a change in control, the following benefits would be provided to the NEOs.

Termination for Good Reason; Termination by the Company Other than for Cause, Disability or Death. If, within two years following a change in control, the employee’s employment is terminated by the Company other than for cause, death or disability, or is terminated by the employee for good reason, he would receive his then current base salary through the date of termination and accrued but unpaid vacation, plus the following severance benefits:

•	Severance Payment. A lump sum payment, payable within thirty days after the date of termination, representing the following:

•	A bonus payment for the year in which the date of termination occurs, which is based on the bonus paid for the year prior to termination and pro-rated for the NEO’s term of service during the year; and

•	A severance payment in an amount equal to two times (three times in the case of Mr. Glatfelter) (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) his annual bonus for the last full fiscal year before the date of termination.

•	Health and Welfare Benefits. For a period of two years (three years in the case of Mr. Glatfelter) after the date of termination, or such longer period as any plan, program, practice or policy may provide, the Company would continue to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies with respect to such benefits if the NEO’s employment had not been terminated.

•	401(k) and Pension. In the event that the NEO has not, as of the date of termination, earned sufficient vesting service to have earned (A) a non-forfeitable interest in his matching contribution account under the Company’s 401(k) plan, and (B) a non-forfeitable interest in his accrued benefit under the terms of the Company’s Qualified Pension Plan and, if applicable, the Restoration Pension or the FAC Pension and/or the MIP Adjustment Supplement under the P.H. Glatfelter Company Supplemental Management Pension Plan (or any successors to those plans), the Company would pay to the NEO a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

•	the NEO’s unvested matching contribution account under the 401(k) Plan, valued as of the date of termination; and

•	the actuarial present value of the NEO’s unvested normal retirement pension under the Qualified Pension Plan and, as applicable, the Restoration Pension, the FAC Pension and the MIP Adjustment Supplement, based on the NEO’s accrued benefit under those plans as of the date of termination, as determined by the Company’s actuary utilizing actuarial equivalency factors for determining single sum amounts under the terms of the Qualified Pension Plan.

If the NEO is, as of the date of termination, a participant in the P.H. Glatfelter Company Supplemental Pension Plan

(the “SMPP”) with at least five years of vesting service, then the Company must contribute funds, to the extent it has not already done so, to the trust serving as a funding vehicle for that plan as follows:

•	If the NEO is a participant in the MIP Adjustment Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the MIP Adjustment Supplement within five days of the date of termination; or

•	If the NEO is eligible to receive the Early Retirement Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the Early Retirement Supplement, within five days following the later to occur of (i) the date of termination, or (ii) the benefit commencement date with respect to the NEO’s Early Retirement Supplement.

Termination for Cause; Termination by NEO Other than for Good Reason; Termination by Death or Disability. If, within two years following a change in control, the NEO’s employment is terminated by the NEO other than for good reason or by the Company for cause or because of death or disability, the NEO or the legal representatives of the NEO in the case of the NEO’s death, would receive obligations accrued or earned and vested (if applicable) by the NEO as of the date of termination (e.g., earned salary).

Change in Control. For purposes of payments made upon termination of employment, a “change in control” means:

•	the acquisition of direct or indirect beneficial ownership of 50% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•	in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board; or

•	the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company, to a Third Party.

Cause. For purposes of payments made upon termination of employment “cause” means:

•	acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company;

•	repeated violation by the NEO of his obligations under the Change in Control Employment Agreement, which are demonstrably willful and deliberate and which are not remedied in a reasonable period of time after receipt of written notice from the Company;

•	violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company; or

•	the conviction of a felony.

Good Reason. For purposes of payments made upon termination of employment, “Good Reason” means:

•	the assignment to the NEO of any duties inconsistent with his position, authority, duties or responsibilities, or any other action by the Company which results in diminution in such position, authority, duties or responsibilities;

•	any failure by the Company to comply with any of the provisions of the Change in Control Employment Agreement;

•	the Company’s requiring the NEO to be based at any office or location other than that described in the Change in Control Employment Agreement; or

•	any purported termination by the Company of the NEO’s employment other than as expressly permitted by the Change in Control Employment Agreement.

Tax Gross-Up Payments. During the two year period following a change in control, if any payment or benefit to an NEO, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Internal Revenue Code of 1986, as amended, on “excess parachute payments,” then an additional payment would be made to such NEO so that the amount he receives on a net basis would be the same amount that he would have received absent the applicability of the excise tax.

409A. The Change in Control Employment Agreement includes provisions in the nature of nonqualified deferred compensation which must conform to the requirements of IRC section 409A. Certain payments triggered by termination of employment following a change in control, for persons who are “key employees” under IRS rules, cannot begin before six months after termination of employment.

New Change in Control Employment Agreements. On March 7, 2008, the Company entered into new Change in Control Employment Agreements with Messrs. Glatfelter, Jacunski, Norton, Rapp and Parrini. The material differences between the new Change in Control Employment Agreements and the NEOs’ previous Change in Control Employment Agreements are as follows:

•	the voting interest of the Company required to be acquired to constitute a change in control was reduced from 50% to 20% to better align the change in control trigger with that used by the Company’s peers;

•	for purposes of the definition of change in control, in determining whether or not a majority of the incumbent Directors have ceased to represent a majority of the Company’s Board, any Director elected to the Board as a result of an actual or threatened election contest will be excluded;

•	during the employment period following a change in control, each NEO is now entitled to an annual bonus equal to at least the average annual bonus paid to the NEO during the three previous years (but not less than the NEO’s target bonus for the year in which the change in control occurs);

•	the definition of cause was broadened to include illegal conduct and gross conduct that is materially injurious to the Company as well as a guilty or no contest plea to a felony which is materially injurious to the Company;

•	with regard to a diminution of an NEO’s position, authority, duties or responsibilities, such diminution will only give the NEO good reason to terminate employment if such diminution is material;

•	the component of each NEO’s severance benefit related to annual bonus is now based upon the average annual bonus paid to the NEO during the three previous years (but not less than the greater of the NEO’s target bonus for the year in which the change in control occurs and the target bonus for the fiscal year during which the termination occurs); and

•	the acceleration of certain non-vested benefits under non-qualified plans was deleted because such acceleration is impermissible under IRC Section 409A.

SERP. In the event of a change of control, each SERP participant’s rights under the SERP become fixed and non-forfeitable with respect to accrued benefits on that date of the change in control. In addition, the designated percentage of the participant’s final average compensation payable under the FAC Pension (before adjustment for offsets) is fixed at 55 percent.

SOSARs and RSUs. Upon a change in control, all of the RSUs that have been held for at least six months become immediately and unconditionally vested, and the restrictions with respect to such RSUs lapse. Similarly, upon a change in control, all outstanding SOSARs will become immediately and unconditionally vested For the purposes of both SOSARs and RSUs, a change in control means:

•	the acquisition, by a third party, of beneficial ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

•	individuals who constitute the Board at the time the SOSAR or RSU is granted (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors who are Directors at the time of such vote shall be an Incumbent Director; or

•	consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquiror) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company to a third party.

In addition to the foregoing, a change in control with respect to an individual NEO shall be deemed to occur if the NEO’s employment with the Company is terminated prior to the date on which a change in control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control or (ii) otherwise arose in connection with or anticipation of a change in control.

Accrued Pay and Regular Retirement Benefits

In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Vested interests under the Qualified Pension Plan, as described in Pension Benefits on pages 17 through 20 of this proxy statement;

•	Life insurance benefits; and

•	Distributions of plan balances under the Company’s 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Nominating and Corporate Governance Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction. In 2007, there were no Related Person Transactions. Under this written policy, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which P.H. Glatfelter Company (the “Company”) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a Director or executive officer of the Company or a nominee to become a Director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or holds a similar position, or in which such person has a 5% or greater beneficial ownership interest.

No Director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders.

If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Corporate Governance Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts of all proposed Related Person Transactions, the Nominating and Corporate Governance Committee, or its Chair, will take into account, among other factors it deems appropriate:

•	The benefits to the Company of the transactions;

•	The impact on a Director’s independence, in the event the “Related Person” is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties or to employees generally.

To the extent that the Nominating and Corporate Governance Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the Nominating and Corporate Governance Committee, or its Chair, may consult with management of the Company or other members of the Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation.

The current members of the Company’s Compensation Committee are Kathleen A. Dahlberg (Chair), Nicholas DeBenedictis, Ronald J. Naples, Richard L. Smoot and Lee Stewart. No executive officer of the Company has served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2007 with the Company’s management and its independent auditors. The Company’s management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees. The Audit Committee has also discussed with Deloitte their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

J. Robert Hall (Chair)
Nicholas DeBenedictis
Richard C. Ill
Ronald J. Naples

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, are being mailed to shareholders with this proxy statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401. The 10-K, proxy statement and Annual Report can also be obtained through our website, www.glatfelter.com.

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company is permitted by SEC regulations to deliver a single Annual Report or proxy statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401, or call us at (717) 225-2724, if the shareholder (i) wishes to receive a separate copy of an Annual Report or proxy statement for this Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or proxy statements if the shareholder is now receiving multiple copies of Annual Reports or proxy statements.

Jeffrey J. Norton
Vice President,
General Counsel and Corporate Secretary

March 21, 2008

Appendix A

RESOLVED, that Section 2.1 of the Company’s By-Laws, as amended, be, and hereby is, amended to read in full as follows:

“2.1 NUMBER AND TERM. The Board of Directors shall consist of eight persons, comprising two classes of three directors each and one class of two directors. Notwithstanding the foregoing, commencing with the election of directors at the 2009 annual meeting of shareholders of the Company, the Board of Directors shall consist of eight persons comprised of one class each serving a term of one year; provided that this By-Law shall not affect the unexpired terms of directors elected prior to the 2009 annual meeting of shareholders of the Company.”

A-1

Please mark your votes as in this example.	☒

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE
FOLLOWING DIRECTORS
1. Proposition 1: Election of Directors

VOTE FOR all nominees listed at right, except as indicated below ☐	VOTE WITHHELD for all nominees ☐	Term expiring in 2011 01 Nicholas DeBenedictis 02 J. Robert Hall

To withhold authority for any individual nominee, write that nominee’s name in the space below.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE
THE BOARD OF DIRECTORS RECOMMENDS VOTING ‘FOR’ THE
FOLLOWING PROPOSALS

Proposition 2:	Amendment of the Company’s By-Laws to phase out the Company’s classified Board structure	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposition 3:	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐
RSVP: We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)

I will attend in person	☐

Signature	Date	Signature		Date

IF HELD JOINTLY
Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

▲  FOLD AND DETACH HERE  ▲

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PROXY

P. H. GLATFELTER COMPANY YORK, PENNSYLVANIA

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 1, 2008,10:00 A. M.

     The undersigned shareholder(s) of P. H. Glatfelter Company (the “Company”) hereby appoints Kathleen A. Dahlberg and Lee C. Stewart, each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania in the White Rose Room, on Thursday, May 1, 2008, and at all adjournments thereof, according to the number of shares which the undersigned would be entiteld to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

     When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the re-election of each of the directors listed, FOR Proposal No. 2 and FOR Proposal No. 3.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
Driving Instructions
to the
York Expo Center, 334 Carlisle Avenue, York, Pennsylvania
From the South:
Take I-83 North to Exit 15 (Old Exit 5) S. George Street-Business 83. Turn left at first traffic light. Follow Country Club Road to Richland Avenue to Market Street. Turn left on Market Street to York Fair Grounds.
From the North:
Take I-83 to Exit 22 (Old Exit 10) N. George Street. At first traffic light, take Route 30 West to Carlisle Avenue (Rte.74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the East:
Take Route 30 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds.
From the West:
Take Route 462 (W. Market Street) from Route 30. Follow Market Street to Highland Avenue. Turn left on Highland Avenue and continue to Bannister. Turn right to Carlisle Avenue. Turn right to York Fair Grounds.